EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Discovery Acquisition Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated June 1, 2007, except with respect to Note 7 as to which the date is July 17, 2007, with respect to our audit of the financial statements of China Fortune Acquisition Corp. as of March 31, 2007 and for the period from August 18, 2006 (date of inception) to March 31, 2007, which report appears in the Prospectus, which is part of the Registration Statement on Form F-1, File No. 333-1377797. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY llp

New York, New York
July 17, 2007